Exhibit 10.1

EXCLUSIVE OPTION AGREEMENT FOR THE PURCHASE OF REAL PROPERTY

This EXCLUSIVE OPTION AGREEMENT FOR THE PURCHASE OF REAL PROPERTY (this “Agreement”) is entered into as of the Effective Date by and between FL MI RE 22, LLC, a Michigan limited liability company (“Optionor”) and ZP RE MI WOODWARD, LLC, a Michigan limited liability company (“Optionee”), with reference to the following background:

A.   Woodward Avenue Ventures, LLC, a Michigan limited liability company (“23600 Seller”) owns certain real property and improvements located at 23600 Woodward Avenue, Ferndale, Michigan 48220 (Parcel No. 25-27-181-006), which is legally described on Exhibit A-1 attached hereto (the “23600 Property”). The 23600 Seller and Optionor previously entered into the following agreements with respect to the 23600 Property: (i) Buy and Sell Agreement dated on or about October 13, 2021 (the “First 23600 Purchase Agreement”), (ii) Buy and Sell Agreement dated on or about June 24, 2022 (the “Second 23600 Purchase Agreement”), (iii) Addendum #1 to that Buy and Sell Agreement dated on or about June 24, 2022 (the “Addendum 1 to Second 23600 Purchase Agreement”), and (iv) Buy and Sell Agreement dated on or about September 28, 2022 (the “Third 23600 Purchase Agreement”). Upon the 23600 Seller entering into the Third 23600 Purchase Agreement, the First 23600 Purchase Agreement, Second 23600 Purchase Agreement and Addendum 1 to Second 23600 Purchase Agreement terminated and of are no further force or effect.

B.   Thomas A. Pearlman, as trustee of the Thomas A. Pearlman Revocable Trust (“23616 Seller”) owns certain real property and improvements located at 23616 and 23622 Woodward Avenue, Pleasant Ridge, Michigan 48069 (Parcel Nos. 25-27-181-004 and 005), which is legally described on Exhibit A-2 attached hereto (the “23616 Property”). The 23616 Seller and Assignor previously entered into the following agreements with respect to the 23616 Property: (i) Buy and Sell Agreement dated September 8, 2021 (the “23616 Initial Purchase Agreement”), (ii) Addendum #2 dated March 3, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 2 to 23616 Purchase Agreement”), (iii) Addendum #3 dated July 12, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 3 to 23616 Purchase Agreement”), (iv) Addendum #4 dated September 28, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 4 to 23616 Purchase Agreement”), and (v) Addendum #5 dated November 3, 2022 to that Buy and Sell Agreement dated September 8, 2021 (“Addendum 5 to 23616 Purchase Agreement” and collectively with 23616 Initial Purchase Agreement, Addendum 2 to 23616 Purchase Agreement, Addendum 3 to 23616 Purchase Agreement, Addendum 4 to 23616 Purchase Agreement and Addendum 5 to 23616 Purchase Agreement, the “23616 Purchase Agreement”).

C. Concurrently with the execution of this Agreement, Optionor is acquiring the 23616 Property and thereafter will own fee simple title to the 23616 Property, subject to the land contract between the 23616 Seller and Optionor.

D. Gangnier Investments, LLC, a Michigan limited liability company (“23634 Seller” and collectively with the 23600 Seller and the 23616 Seller, the “Sellers”) owns certain real property and improvements located at 23634 Woodward Avenue, Pleasant Ridge, Michigan 48069 (Parcel Nos. 25-27-181-003), which is legally described on Exhibit A-3 attached hereto (the “23634 Property” and collectively with the 23600 Property and the 23616 Property, the “Properties”). The 23634 Seller and Assignor previously entered into the following agreements with respect to the 23634 Property: (i) Buy and Sell Agreement dated March 17, 2022 (the “23634 Initial Purchase Agreement”), (ii) Addendum #1 dated October 17, 2022 to that Buy and Sell Agreement dated March 17, 2022 (“Addendum 2 to 23634 Purchase Agreement” and together with the 23634 Initial Purchase Agreement, the “23634 Purchase Agreement”).

E.   Optionor has an equitable interest in the Properties and desires to grant Optionee the right to acquire the Properties, or take assignment of its equitable interest in the Properties, as applicable, pursuant to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and for the mutual covenants contained herein, Optionor and Optionee agree as follows:

basic Option provisions

EFFECTIVE DATE	December 1, 2022

OPTIONOR ADDRESS	PO Box 1927 Birmingham, MI 48012
OPTIONEE ADDRESS	8360 E. Raintree Dr., Ste. 230 Scottsdale, Arizona 85260
PROPERTIES	Defined above

OPTION PERIOD	The period commencing upon the Effective Date and expiring at 11:59 pm Arizona time on the 90th day following the Effective Date.
OPTION PAYMENT	$437,153.66
PURCHASE PRICE	$1,020,000.00

LIST OF EXHIBITS

EXHIBIT A-1, A-2, and A-3 – Legal Description of the Properties

EXHIBIT B – Promissory Note

AGREEMENT

1.   Grant of Exclusive Option. Optionor hereby grants to Optionee the exclusive and irrevocable option (the “Option”) to purchase the Properties in accordance with this Agreement. The period during which the Option may be exercised shall commence on the Effective Date and continue until the expiration of the Option Period as described in the Basic Option Provisions.

2.   Option Payments/Exercise. Optionee shall pay the first Option Payment to Optionor on the same date this Agreement is executed. If Optionee does not timely pay the Option Payment, this Agreement shall terminate and neither party shall have any further right or obligation hereunder. Optionee may exercise the Option at any time during the Option Period, by delivering to Optionor a written notice exercising the Option (the “Option Notice”).

3.   23600 Property. Optionor shall execute a purchase agreement with the 23600 Seller for a purchase price equal to $900,000.00 within ten (10) days following the Effective Date in substantially the same form as the Third 23600 Purchase Agreement, except the closing date thereunder shall be February 15, 2023 and shall permit assignment to Optionee (the “New 23600 Purchase Agreement”). Optionor shall give Optionee prompt notice and a copy of the executed New 23600 Purchase Agreement.

4.   23634 Property. Optionor shall cause the 23634 Seller to consent to the assignment of the 23634 Purchase Agreement from Optionor to Optionee within ten (10) days following the Effective Date. Optionor shall give Optionee prompt notice and a copy of the assignment document.

5.   Acts Upon Exercise. If Optionee exercises its Option, Optionor agrees to sell and Optionee agrees to buy the Properties or Optionor’s rights therein and both parties agree to execute contracts acceptable to Optionee to: (i) sell Optionee the 23616 Property, (ii) assign to Optionee all its rights in the 23600 Property and 23600 Purchase Agreement, and (iii) assign to Optionee all its rights in the 23634 Property and 23634 Purchase Agreement, all in consideration of the Purchase Price. The “Closing” shall be the time and act of consummating the foregoing actions, which shall occur not more than fifteen (15) days following the exercise of the Option. At Closing, the Lease Agreement for the Properties between Rapid Fish 2 LLC, as tenant, and Optionee, as landlord, shall be in effect.

6.   Assumption of Land Contracts. The parties acknowledge the 23616 Property, once acquired by Optionor, and the right of Optionor under the 23634 Purchase Agreement as to the 23634 Property, contain land contracts where the 23616 Seller and 23634 Seller have agreed to receive the purchase price for such properties over time. Optionor shall have the right to assume the rights and obligations of Optionee under said land contracts. If any of the Properties’ associated land contracts cannot be transferred to Optionee at the Closing, Optionor and Optionee shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable law, operational equivalent of the transfer of such Properties to Optionee as of the Closing and the performance of the obligations with respect thereto. Optionee shall, as applicable, as agent of Optionor pay, perform, and discharge fully the liabilities and obligations of Optionor thereunder from and after the Closing. To the extent permitted under applicable law, Optionor shall hold in trust for and pay to Optionee promptly upon receipt thereof, such Properties and all income, proceeds and other monies received by Seller to the extent related to such Properties, additionally, Optionor shall make all records associated with the foregoing, as possible, available to Optionee at any and all times.

7.   Promissory Note. As a condition of agreeing to enter into this Agreement, Optionee has required the Optionor to cause the parties to that certain Promissory Note attached hereto as Exhibit B (the “Note”) to execute the Note in favor of Optionee. The parties acknowledge that execution and delivery of the Note by the parties thereto is material to Optionee’s willingness to enter into this Agreement and the other documents ancillary to the transactions referenced herein and therein (including all agreements related to the Properties), and Optionee would not have done so but for the execution and delivery of the Note. The Note shall be contingent and not effective unless and until Optionee elects to enforce the terms thereof, which may only occur in an event of default by Optionor under this Agreement.

8.   Default. Each of the following events shall constitute an event of default by the applicable party and shall permit the non-defaulting party to terminate this Agreement and pursue the remedies described herein, which, as to Optionor, shall consist solely of the remedies described below, and, as to Optionee, shall consist of all other remedies at law or equity, including, but not limited to, specific performance of Optionor’s obligations under this Agreement, enforcement of the Note, or to terminate this Agreement and recover all Option Payments paid to Optionor.

(i)   The failure of either party to perform any of the other terms, agreements or conditions set forth in this Agreement, where such failure continues for five (5) days after receipt of written notice from the other party; or

(ii) A party files for bankruptcy or has an involuntary petition in bankruptcy or a request for appointment of a receiver filed against it, where such involuntary petition or request is not dismissed within ninety (90) days after filing.

9.   Miscellaneous.

(a)   Attorneys’ Fees. In the event of any action between the parties hereto for enforcement or interpretation of any of the terms or conditions of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees, together with its other reasonable out-of-pocket costs and expenses, including expert witness fees, accounting and other professional fees.

(b)   Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY LITIGATION CONCERNING THIS AGREEMENT OR ANY DEFENSE, CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF OR SIMILAR CLAIM OF ANY NATURE.

(c) Counterparts. This Agreement may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.

(d)   No Waiver. The failure of either party to require strict performance by the other party of any provision of this Agreement will not be considered a waiver of any other provision, nor prevent any party from enforcing that or any other performance at any time thereafter.

(e)   Further Assurances. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

(f)   Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the state where the Property is located.

(g)   Amendments; Entire Agreement. This Agreement contains the entire agreement between the parties and is intended by the parties to set forth their entire agreement with respect to the subject matter hereof, and any agreement hereafter made shall be ineffective to change, modify or discharge this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. Optionor and Optionee agree that all prior or contemporaneous oral or written agreements between or amongst themselves or their agents are merged in or revoked by this Agreement.

(h)   Partial Invalidity. If any term or provision of this Agreement is, to any extent, determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(i)   Successors and Assigns. This Agreement, and the rights and obligations of the parties hereto, shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, executors, administrators and permitted assigns.

(j)   Interpretation. Each party acknowledges that it has been represented by or had the opportunity to be represented by legal counsel in its review of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(k) Survival of Terms. All covenants, representations and warranties contained in this Agreement shall survive Closing. Those provisions in this Agreement which by their terms are intended to be or must be performed in whole or in part after the Closing or after termination of this Agreement shall survive Closing and the termination of this Agreement.

(l)   Time is of the Essence. Time is of the essence.

(m) Memorandum of Option. Within thirty (30) days of Optionee’s request, the parties shall execute and acknowledge a Memorandum of Option to Purchase Agreement to be recorded in the official records of the county where the Property is located (the “Memorandum”) in the form acceptable to Optionee.

(n)   Notices. All notices, approvals, disapprovals or elections required or permitted to be given under this Agreement shall be in writing and shall be (i) delivered personally; (ii) mailed by certified or registered mail, return receipt requested; (iii) sent by email transmission; or (iv) sent by Federal Express or other professional carrier, to the parties at the addresses listed in the Basic Option Provisions or at such other addresses as designated by Optionee or Optionor in writing. Except as expressly set forth in this Agreement, notices shall be deemed given upon delivery or tender of delivery to the intended recipient; provided, however, that (x) notice sent by email shall only be deemed received when both (A) the sender has electronic confirmation that it was sent to all parties (and has retained a confirmation of the delivery) and (B) the sender did not receive any failure, rejection or similar message from the email server; and (y) if a post office box is provided as the notice address, notice shall be deemed to have been given or made five (5) days after being deposited in the United States mail with appropriate postage prepaid.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, and intending to be bound hereby, the parties hereto have executed this Agreement on the date written above.

“Optionor”

FL MI RE 22, LLC, a Michigan limited liability company

By:	/s/ Thomas Nafso
Name:	Thomas Nafso
Its:	Authorized Signatory

“Optionee”

ZP RE MI WOODWARD, LLC
a Michigan limited liability company

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Title:	Authorized signatory

Signature Page to Option to Purchase Agreement

Exhibit A-1

Legal Description of 23600 Property

Land situated in the City of Ferndale, County of Oakland, State of Michigan to wit:

Lots 57, 58, 59 and 60, WOODWARD HEIGHTS SUBDIVISION NO. 2, according to the recorded plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records.

Exhibit A-2

Legal Description of 23616 Property

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan to wit:

Lots 61, 62, 63 and 64 of Woodland Heights Subdivision No. 2, according to the plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records

Exhibit A-3

Legal Description of 23634 Property

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan

Lots 65 and 66, except the part of Lot 66 beginning at the Northwesterly corner of Lot 66, thence Easterly along the North line of said Lot 29.09 feet; thence Westerly along the South face of the building wall 29 feet more or less; thence Northerly along the Easterly line of Woodward Avenue 0.45 of a foot to the point of beginning of Woodward Heights Subdivision No.2, according to the plat thereof as recorded in Liber 10, Page 27 of Plats, Oakland County Records

Exhibit B

Promissory Note

[see attached pages]

Exhibit